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                                                                    Exhibit 11.1



                                  SYBASE, INC.


                 SUPPLEMENTAL COMPUTATIONS OF EARNINGS PER SHARE

(In thousands, except per share data)

                                                              Quarter Ended March 31,
                                                              -----------------------
                                                                 1997         1996
                                                                ------      --------
Actual weighted average shares outstanding for the period:
      Common stock                                              77,504        73,630

      Dilutive employee stock options
         and warrants (1)                                        1,020             -
                                                                ------      --------
Total common and common
      equivalent shares                                         78,524        73,630
                                                                ======      ========
Net income (loss)                                               $3,541      ($ 6,906)
                                                                ======      ========
Net income (loss) per share                                     $ 0.05      ($  0.09)
                                                                ======      ========

(1)   Computed using the treasury stock method.  Not included if anti-dilutive.


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